Exhibit 99.1

Imperial Oil Limited 237 Fourth Avenue S.W. Calgary, Alberta Canada T2P 3M9	News Release
Imperial Oil and Government of Alberta Sign Agreements
to Amend Syncrude Crown Agreement
Calgary, November 18, 2008 — Imperial Oil, along with the other Syncrude Joint Venture owners,has signed agreements with the Government of Alberta to amend the existing Syncrude Crown agreement.
Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. It is one of the country’s largest producers of crude oil and natural gas, is the largest petroleum refiner, and has a leading market share in petroleum products sold through a coast-to-coast supply network that includes about 1,900 service stations.
FOR MORE INFORMATION, CONTACT:

Dee Brandes Investor Relations Imperial Oil Limited (403) 237-4537	Kimberley Fox Public Affairs Imperial Oil Limited (403) 237-2710